EXHIBIT 10.3

AMENDMENT
TO THE
ITT CONSOLIDATED HOURLY PENSION PLAN

WHEREAS, the ITT Consolidated Hourly Pension Plan (the “CHP”) is sponsored by ITT Industries Holdings, Inc., a subsidiary of ITT, Inc. (the “Company”).

Effective February 19, 2020 or as specifically otherwise provided herein, the CHP is hereby amended by adding the following new Part C thereto:

PART C

PROPOSED PLAN TERMINATION

1.1	Plan Termination

The Plan is terminated effective as of April 30, 2020, or as soon as administratively feasible thereafter (such actual date of termination, the “Termination Date”) subject to approval by the Senior Vice President, Chief Human Resources Officer (the “CHRO”) or other officer of the Company on behalf of, and in the capacity of, the settlor of the Plan.

1.2	Vesting

Effective on the Termination Date, subject to final approval of the termination of the Plan as provided in Section 1.1, all Participants (which shall include only participants in the Plan immediately prior to the Termination Date and not any former participant) shall be fully vested in their accrued benefits to the extent required under Section 411(d)(3) of the Code. All Participants in the Plan on the Termination Date shall continue as Participants in the Plan with respect to their Plan benefits until those benefits are distributed in accordance with the applicable terms of the Plan.

1.3	Fiduciary Committee

A fiduciary committee, called the “Special Annuity Committee,” shall serve as a named fiduciary of the Plan with authority to select the annuity provider (or providers) in connection with any purchase of an annuity contract (or contracts) that would transfer to an insurance company (or companies) all of the remaining liabilities of the Plan and to determine the terms of the annuity contract (or contracts), and, in its discretion, to delegate to an independent fiduciary all or any portion of these duties or to retain an independent expert to advise the Special Annuity Committee in the discharge of its duties. The Special Annuity Committee shall initially consist of
(a)    the Vice President, Total Rewards, (b) the Vice President Finance and Chief Accounting Officer, and (c) the Global Benefits Manager. The Special Annuity Committee may appoint any additional members or remove any of its members. A majority of members of the Special Annuity Committee, present in person or by telephone, shall constitute a quorum for the transaction of business of the Special Annuity Committee, and any action of the Special Annuity Committee may be taken by a majority vote of the Special Annuity Committee members present. The Committee may also act by written consent of a majority of its members in the absence of a meeting and such written consent may be obtained via electronic media such as e-mail.

1.4	Plan Termination Distribution Options
This Section shall be effective only if the termination of the Plan is approved as provided in Section 1.1. Subject to Section 1.7 of this Part C, during the applicable “Window Period,” an “Eligible Participant” may elect to receive his benefit in a “Permitted Payment Form” payable as of the “Termination Distribution Date” (as each such capitalized term is defined below).

(a)
Eligibility. A Participant, a surviving Spouse, a beneficiary of a deceased Participant, or an alternate payee of a current or former Participant is an “Eligible Participant” if he is not eligible for a lump sum distribution as of the Termination Distribution Date without regard to this Section, and, without regard to this Section, he is not receiving payment, or scheduled to receive payment, as of the Termination Distribution Date but is entitled to a payment of benefits under the Plan on or after the Termination Distribution Date. For the avoidance of doubt, a Participant may be an “Eligible Participant” without regard to whether the Participant has incurred a termination of employment.

An individual shall not be an Eligible Participant under this Section 1.4 if: (i) prior to the mailing of election kits for the Window Period, his mailing address or accrued benefit cannot be reasonably verified by the Plan Administrator based on the data available in the Company’s benefits database or (ii) the Plan Administrator determines that there are contingencies affecting the amount of the Participant’s benefit (such as a qualified domestic relations order that might apply to the benefit in manner that has not yet been calculated, or if the Participant cannot be located) that would reasonably prevent (a) the determination of the amount of the Participant’s benefit or (b) paying benefits to the Eligible Participant on or about the Termination Distribution Date.

(b)
Termination Distribution Date. “Termination Distribution Date” means the date, established by the CHRO or other officer of the Company, on behalf of the settlor of the Plan, as of which distribution of assets in satisfaction of Plan benefits is made in accordance with ERISA Section 4041(b) and the regulations promulgated thereunder.

(c)	Permitted Payment Form.

(1) Form of Payment for Participants. If a Participant elects to receive his benefit starting on the Termination Distribution Date, the benefit shall be paid in the form of a qualified joint and survivor annuity, unless the Participant elects an alternative form of distribution described below. For this purpose, the qualified joint and survivor annuity is (i) for an unmarried Participant, an annuity for the life of the Participant, and (ii) for a married Participant, an annuity for the life of the Participant with a survivor annuity for the life of the Participant’s Spouse which is 50 percent (55 percent under the A-C Pump Plan) of the amount of the annuity which is payable during the life of the Participant. A Participant may elect, instead and subject to spousal consent to the extent required, to receive (A) a lump sum distribution, (B) if married, an annuity for the life of the Participant with no survivor benefit, (C) if married, an annuity for the life of the participant with a survivor annuity for the life of the Participant’s Spouse which is 75 percent of the amount of the annuity which is payable during the life of the Participant, or (D) if the Participant is eligible to commence payment of his benefit as of the Termination Distribution Date under the terms of the Plan other than this Part C, any other annuity form of payment for which such Participant is eligible under the terms of the Plan.

(2)
Form of Payment for Surviving Spouses, Beneficiaries, and Alternate Payees. An Eligible Participant who is not a Participant may elect to receive his benefit as of the Termination Distribution Date in the form of (a) a lump sum distribution, (b) in the case of a surviving Spouse, an annuity payable for the life of the Spouse, (c) if the Eligible Participant is eligible to commence payment of his benefit as of the Termination Distribution Date under the terms of the Plan other than this Part C, any other annuity form of payment for which such Participant is eligible under the terms of the Plan, and (d) in the case of an alternate payee, any other form of benefit required under the applicable qualified domestic relations order.

(d)	Amount of Payment.

(1)
Amount for Payment Forms Otherwise Available. If the Eligible Participant would be entitled to elect a form of benefit without regard to this Part C (and, with respect to an employee, assuming the employee terminated employment immediately prior to the Termination Distribution Date), the amount of such optional form shall be determined under the Plan without regard to this Part

C (assuming, with respect to an employee, that the employee terminated employment immediately prior to the Termination Distribution Date).

(2)
Annuity form of Payment for a Participant. Except as provided in clause (1), above, the immediate annuity(ies) payable with respect to a Participant as of the Termination Distribution Date shall be the actuarial equivalent (determined using the IRS Interest Rate and the IRS Mortality Table) of the Participant’s accrued benefit when expressed as a single life annuity commencing on the Participant’s Normal Retirement Date (or, if later, the Termination Distribution Date).

(3)
Lump Sum. Except as provided in clause (1), above, the amount of the lump sum payable with respect to a Participant shall be the actuarial equivalent present value (determined using the IRS Interest Rate and the IRS Mortality Table) of the Participant’s accrued benefit when expressed as a single life annuity commencing on the Participant’s Normal Retirement Date (or, if later, the Termination Distribution Date).

(4)
Spouse, Beneficiary and Alternative Payee Benefits. Except as provided in clause (1), above, (a) the amount of the lump sum payable to an Eligible Participant who is not a Participant shall be the actuarial equivalent present value (determined using the IRS Interest Rate and the IRS Mortality Table) of the Eligible Participant’s benefit when expressed as a single life annuity commencing on the later of (i) the Termination Distribution Date or (ii) the earliest date on which the Eligible Participant could begin to receive his benefit (or, if no single life annuity is available, the lump sum that would be paid on such date), and (b) the amount of the immediate annuity forms of payment to an Eligible Participant who is not a Participant shall be the annuity amount that is actuarial equivalent (determined using the IRS Interest Rate and the IRS Mortality Table) to the Eligible Participant’s benefit when expressed as a single life annuity commencing on the later of (I) the Termination Distribution Date or (II) the earliest date on which the Eligible Participant could begin to receive his benefit (or, if no single life annuity is available, the lump sum that would be paid on such date).

(e)	Window Period. “Window Period” means a period of not less than 45 days, unless extended by the Administration Committee.

(f)
Administrative Procedures. The Administration Committee or its delegate shall: (i) carry out this Section with respect to an Eligible Participant to the extent that the inclusion of such Eligible Participant in this offering is administratively feasible; and (ii) establish such other procedure(s) it deems necessary to carry out this Section.

1.5	Interest Crediting
Subject to final approval of the plan termination as provided in Section 1.1, notwithstanding any provision to the contrary in the Plan and in accordance with section 411(b)(5)(B)(vi) of the Code, the interest rate used to determine benefits of an “applicable defined benefit plan” formula after the Termination Date shall be equal to the average of the interest crediting Rates in effect during the five-year period ending on the Termination Date.

1.6	Employment After a Normal Retirement Date
This Section shall be effective only if the termination of the Plan is approved as provided in Section 1.1. Notwithstanding any other provision of the Plan to the contrary and effective as of Termination Date:

(a)
The pension benefit payable to a Participant who remains employed after reaching his Normal Retirement Date shall never be less than the amount of benefit to which the Participant would have been entitled as of his Normal Retirement Date, actuarially increased (using the IRS Interest Rate and the IRS Mortality Table) from the later of (i) his Normal Retirement Date and (ii) the Termination Date, until his annuity starting date.

(b)	Any Participant who has reached his Normal Retirement Date may elect to commence his pension benefit, regardless of whether he remains employed after his Normal Retirement Date.

1.7	De Minimis Benefits
Notwithstanding any other provision of the Plan to the contrary and effective as of the Termination Distribution Date, if the actuarial equivalent present value (determined using the IRS Interest Rate and the IRS Mortality Table) of a Participant's accrued benefit (when expressed as a single life annuity commencing on the Participant’s Normal Retirement Date (or, if later, the Termination Distribution Date)) does not exceed $5,000, the only form of benefit available to an Eligible Participant as of the Plan Distribution Date shall be a lump sum.

IN WITNESS WHEREOF, this instrument has been executed on this 21st day of February, 2020.

ITT, Inc.

By:	/s/ Maurine Lembesis
Title:	Senior Vice President, Chief Human Resources Officer